Exhibit 8.1
CHINA GRENTECH CORPORATION LIMITED
LIST OF SUBSIDIARIES (AS OF DECEMBER 31, 2010)
Wholly-Owned Subsidiaries:
1.	GrenTech (BVI) Limited, a British Virgin Islands company;

2.	GrenTech RF Communication (BVI) Limited, a British Virgin Islands company;

3.	Shenzhen GrenTech Company Limited, a PRC company;

4.	Shenzhen Kaige Communication Technology Company Limited, a PRC company;

5.	Shenzhen Kaixuan Communication Technology Company Limited, a PRC company;

6.	Shenzhen GrenTech RF Communication Limited, a PRC company; and

7.	GrenTech Singapore PTE. Ltd., a Singapore company.
Affiliated Entity Consolidated in China GrenTech Corporation Limited’s Financial Statements:
1.	Shenzhen Lingxian Technology Company Limited, a PRC company;

2.	Shenzhen Lingxian Communication Company Limited, a PRC company;

3.	Shenzhen GrenTech IOT Network Corporation Limited, a PRC company;

4.	Express (Shenzhen) Network Company Limited, a PRC company;

5.	PT. GrenTech Indonesia, an Indonesian company; and

6.	GrenTech India Private Limited, an Indian company.